EXHIBIT 10.2

TECHNOLOGY LICENSING AGREEMENT

THIS AGREEMENT dated as of the 7th day of September 2012 is entered into by and between CLAIRNET LIMITED, a Hong Kong company (“Licensor”) and WIKI FAMILIES, INC., a Nevada corporation (“Licensee”)

WHEREAS:

A.       Licensor is a technology development company that has acquired by license and owns outright, software, trademarks and other intellectual property related to a video search engine technology (the “Technology”);

B.       Licensee is a North America-based company that is a reporting issuer in the US and whose shares are quoted for trading on the Over-the-Counter Bulletin Board; and

C.       Licensor wishes to license the Global world-wide rights to the Technology to Licensee, on the terms and conditions of Agreement, with the intent that Licensee will use its US public company status as leverage in the shared business plan of the parties to further develop and exploit the Technology;

THIS AGREEMENT WITNESSES that in consideration of the recitals and the mutual promises of the parties, the parties agree as follows:

1.	DEFINITIONS

       In this Agreement, the following words and phrases will have the meanings set after each:

(a)	"Clairnet Business Process" means the process enabling online and mobile viewers to search, index, watch and personalize web-based videos while facilitating the monetizing of investments by video content providers, advertisers and marketers, whether or not described in any patent or provisional patent, all foreign counterparts of any Chinese patent applications (whether or not the foreign counterparts claim priority from such Chinese patent applications), all revisions, continuations, divisions, substitutions, reissues, renewals, continuations in part, parents, counterparts and extensions thereof, and all patents and patent applications, whether filed in or granted by People’s Republic of China or another country, claiming, in whole or in part, the benefit of the filing date of such Chinese patent or patent application.

(b)	“Clayton” means Daniel Clayton, shareholder and officer and director of Licensor;

(c)	“Effective Date” means the date first written above;
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(d)	"Intellectual Property Rights " means all rights existing now or in the future under patent law, copyright law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any renewals, extensions, and restorations thereof, now or hereafter in force and effect worldwide, including People’s Republic of China, the US and Canada;

(e)	“Know-how” means technical information, knowledge, and expertise concerning the design, construction, installation, use and testing of the Clairnet Business Process possessed by Licensor, which is not otherwise lawfully readily available to Licensee as a unitary package for a reasonable price except from Licensor by virtue of the license to be granted hereunder;

(f)	“License” means the license granted to Licensee under this Agreement;

(g)	“Products and Services” means products and services that implement the Technology;

(h)	“Technology” means the Clairnet Business Process and all Know-how and engineering data related to the Clairnet Business Process and any improvements thereto and all related patent applications, patents, copyrights, trade secrets and other intellectual or industrial property rights.

2.	REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties of Licensor. Licensor represents and warrants as follows:

(a)	it has an undivided and unencumbered beneficial interest in the Technology;

(b)	it has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement will not violate any other agreement to which Licensor is or becomes a party nor any law, court order or decree to which Licensor is subject; and

(c)	it is not aware of any violation, infringement or misappropriation of any third party's rights (or any claim thereof) by the Technology.

2.2       Representations and Warranties of Licensee. Licensee represents and warrants that it has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement will not violate any other agreement to which Licensee is or becomes a party nor any law, court order or decree to which Licensee is subject.

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3.	GRANT OF LICENSE

Licensor hereby grants to Licensee an exclusive, Global, nontransferable, license for the duration of this Agreement, to utilize the Technology, subject to the ability of Licensor to utilize the Technology for its own business purposes. This license shall include any developments in or refinements to the Technology made by Licensor.

4.	DEVELOPMENT OF THE TECHNOLOGY

4.1       Technology. Licensee will use its best efforts to develop the Technology and the Products and Services.

4.2       Delivery of Technology. Promptly after the Effective Date, and from time-to-time thereafter, Licensor shall deliver to Licensee such tangible information concerning the Technology as Licensee may reasonably require to understand the Technology and implement the Technology in the design of the Products and Services.

4.3       Development Activities. Licensee shall be responsible for the development of the Products and Services, and will engage in good faith efforts to develop, manufacture and sell Products and Services. Such responsibilities shall include the management and direction of such development program. Licensor shall use good faith efforts to support such development program.

4.4       Funding. Licensee will use its best efforts to raise the funds needed to develop the Technology and the Products and Services.

4.5       Strategic Partners. Licensee and Licensor will use their best efforts to establish alliances with strategic partners to develop and commercialize the Technology and the Products and Services.

5.	IMPROVEMENTS

Improvements. If Licensor makes any Improvements to any of the Technology, Licensor shall promptly thereafter (so long as the License is in effect) provide to Licensee such information, in reasonable detail, with respect to such Improvements as is reasonably necessary to permit Licensee to incorporate such Improvements in the Products and Services.

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6.	ASSIGNMENT

Licensee shall not assign any of its rights or obligations under this Agreement without the prior written consent of Licensor, except for any such assignment that occurs as a result of a change of control of Licensee.

7.	CONSIDERATION FOR LICENSE

As consideration for the licensing of the Technology, upon execution of this agreement, Licensee will cause its board to issue to Licensor restricted shares (the “Stock Issuance”) of the common stock of Licensee equivalent to 75% of the issued and outstanding shares of Licensee on closing of the Transaction with the intent that Licensor will dividend these shares to the shareholders of Licensor on a pro rata basis.

8.	NEW PATENTS

A new patent derived from any improvement over inventions covered by the existing patent applications:

(a)	is owned by the Licensor and the exclusive license shall be granted to Licensee at a reasonable royalty, if invention is made solely by Licensor. Detailed terms and conditions for such license shall be separately agreed upon among the parties.

(b)	is owned by Licensee if invention is made solely by Licensee.

(c)	is owned by Licensor and Licensee jointly, if invention is made by Licensor and Licensee. Each party shall be free to practice and use such jointly owned patent on a world-wide, non-exclusive basis without accounting to and royalty-free to the-other party. Each party shall be free to license jointly owned patent to subsidiaries but licenses to third parties may be granted only upon the other party's prior consent, which may not be unreasonably withheld.

9.	PATENT APPLICATIONS

9.1       Prosecution of Patent Applications. Licensee will use its best efforts to prosecute existing patent applications.

9.2       Perfection and Protection. Licensee will use best efforts to perfect all Intellectual Property Rights in the Technology not included in existing patent applications.

10.       EXPENSES

10.1       Intellectual Property Rights Perfection. Licensee will pay all of the costs associated with perfecting the Intellectual Property Rights of Licensee in the Technology.

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10.2       Intellectual Property Defense. Licensee will pay all of the costs associated with defending the Intellectual Property Rights of Licensee in the Technology.

11.	MARKETING

11.1       E-commerce and M-Commerce Fulfillment. Licensee will provide all e-commerce and m-commerce fulfillment services to implement the Technology.

11.2       Net Profits. Licensee shall be entitled to 100% of the net profits from e-commerce and m-commerce fulfillment.

12.	NAME CHANGE

Licensee will change its name to “Clairnet Global Inc.” immediately upon payment of the Cash Payment and Second Stock Issuance.

13.	LICENSEE CORPORATE GOVERNANCE

13.1       Directors. Directors shall remain the same as prior to execution of this Agreement until such time as payment of Cash Payment and the Second Stock Issuance occur, at which time the board shall be changed as noted above.

13.2       Licensee Advisory Board. The parties will use their best efforts to create and staff an advisory board, tasked with adding other industry experts to the advisory board and reporting to the board of directors.

14.	CONFIDENTIALITY

14.1       Confidentiality. Except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to a party, while this Agreement is in effect and for a period of one year thereafter, all parties shall keep confidential all discussions and communications between or among them including all information communicated therein and all written and printed materials of any kind whatsoever exchanged between or among them (“Confidential Information”). Confidential Information shall include trade secrets, know-how, formulas, compositions of matter, inventions, techniques, processes, programs, diagrams, schematics, technical information, customer and financial information, sales and marketing plans and the terms of this Agreement. If requested by a party to do so, the party being requested shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship among the parties created by this Agreement, to provide to the first party a letter confirming their agreement to be personally bound by these non-disclosure provisions.

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14.2       Priority Over Prior Non-disclosure Agreement. The terms of this Agreement shall supersede and replace control in the event of any conflict between any and all terms or provisions of a previously executed non-disclosure agreement between or among the parties with respect to the subject matter of this Agreement.

14.3       Exceptions. The obligations set forth in Section 15.1 above will not apply to a party's Confidential Information which (i) is or becomes public knowledge without the fault or action of the recipient party, or the breach of any confidentiality obligation; (ii) the recipient party can document was independently developed by it without use of Confidential Information of the other party; or (iii) the recipient party can document was already known to it prior to the receipt of the other party's Confidential Information.

14.4       Disclosure Under the Law. If a party is required to disclose any Confidential Information pursuant to an order under law, it shall use its reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to object to and take necessary legal action to prevent such disclosure.

15.	TERM AND TERMINATION

15.1       Term. This Agreement shall commence upon the Effective Date and shall continue in full force and effect until terminated as provided in Sections 16.2 and 16.3 below.

15.2       Termination. The parties shall have the right to terminate this Agreement in whole or in part as follows:

(a)	Licensor may terminate this Agreement in whole or in part in the event of a material breach of any of the representations, warranties or covenants of Licensee under this Agreement and such breach shall continue uncured for a period of 45 days after the breaching party's receipt of written notice from the non-breaching party;

(b)	Licensor may also terminate this Agreement in whole or in part in the event of any of the following:

(i)	the filing by or against Licensee under any bankruptcy or similar law, unless such proceeding is dismissed within 45 days from the date of filing;
(ii)	the making by Licensee of a proceeding for dissolution or liquidation, unless such proceeding is dismissed within 45 days from the date of filing;
(iii)	the appointment of a receiver, trustee or custodian for all or part of the assets of Licensee, unless such appointment or application is revoked or dismissed within 45 days from the date thereof;
(iv)	the attempt by Licensee to make any adjustment, settlement or extension of its debts with its creditors generally; or
(iv)	the insolvency of Licensee.
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(c)	Licensee may terminate this Agreement in whole or in part in the event of a material breach of any of the representations, warranties or covenants of Licensor under this Agreement and such breach shall continue uncured for a period of 45 days after the breaching party's receipt of written notice from the non-breaching party;

(d)	Licensee may also terminate this Agreement in whole or in part in the event of any of the following:

(i)	the filing by or against Licensor under any bankruptcy or similar law, unless such proceeding is dismissed within 45 days from the date of filing;
(ii)	the making by Licensor of a proceeding for dissolution or liquidation, unless such proceeding is dismissed within 45 days from the date of filing;
(iii)	the appointment of a receiver, trustee or custodian for all or part of the assets of Licensor, unless such appointment or application is revoked or dismissed within 45 days from the date thereof;
(iv)	the attempt by Licensor to make any adjustment, settlement or extension of its debts with its creditors generally; or
(iv)	the insolvency of Licensor.

16.3       Automatic Termination. This Agreement shall automatically terminate upon the closing of the reverse take-over transaction described in section 8.

16.4       Effect of Termination Under Section 16.2(a) or (b). Upon termination of this Agreement under Section 16.2(a) or (b), all rights and obligations of the parties under this Agreement, including the license granted to Licensee, shall terminate, except for the rights and obligations of the parties under Sections 15 (Confidentiality) and 16 (Term and Termination), which shall survive the termination of this Agreement. Except as necessary to fulfill the surviving terms, each party shall immediately return to the other delivering party all Confidential Information.

16.5       Effect of Termination Under Section 16.2(c). Upon termination of this Agreement under Section 16.2(c), Licensor shall re-convey all share consideration paid to it under this Agreement and all rights and obligations of the parties under this Agreement shall terminate, except for the rights and obligations of the parties under Sections 15 (Confidentiality) and 16 (Term and Termination), which shall survive the termination of this Agreement. Except as necessary to fulfill the surviving terms, each party shall immediately return to the other delivering party all Confidential Information.

16.6       Effect of Termination for Breach Under Section 16.2(d). Upon termination of this Agreement under Section 16.2(d), Licensee may

(a)	assume any agreements of the defaulting party, and
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(b)	purchase all of the remaining assets of the defaulting party at book value.

16.	SCOPE OF THE AGREEMENT

16.1       Exclusive to Co-Development Efforts. This Agreement shall apply exclusively to the co-development efforts of the parties under this Agreement and to no other efforts undertaken by the parties either jointly or separately.

16.2       No Restriction on Other Efforts. This Agreement shall not confer any right or impose any obligation or restriction on the parties with respect to any other effort, at any time, which does not pertain to the purpose of this Agreement.

16.3       No Restriction on Independent Solicitation. This Agreement shall not preclude the parties from independently soliciting or accepting any contract or subcontract not related to the purpose of this Agreement.

16.4       No restriction on Independent Marketing. This Agreement shall not limit the rights of the parties to independently promote, market, sell, lease, license, or otherwise dispose of their services or products apart from this opportunity.

17.       RELATIONSHIP OF THE PARTIES

17.1       News Releases. No party shall issue a news release or other public proclamation respecting this Agreement or any activities related thereto, without the prior written consent of the other parties.

17.2       No Solicitation of Employees. During the term of this Agreement and any resulting contract and for a period of one year thereafter, no party shall solicit any technical or professional employee or subcontractor of any other party without the prior written approval of the party whose employee or subcontractor is being considered for employment or subcontract.

17.3       No Teaming Efforts With Others. During the term of this Agreement, the parties will not participate in other teaming efforts that compete directly with the venture contemplated by this Agreement.

17.4       Other Arrangements Not Prohibited. This Agreement does not prohibit other arrangements, contractual or otherwise, between or among parties if they are not in conflict with the purpose of this Agreement.

18.	GENERAL PROVISIONS

18.1       No Joint Venture. The execution and delivery of this Agreement shall not be deemed to confer any rights or remedies upon, nor obligate any of the parties, to any person or entity other than such parties. Nothing in this Agreement shall cause or be deemed to cause the parties to be partners or joint venturers with, or agent or employees of, each other. The parties are independent contractors, and no party shall have any right or power to create any obligation or responsibility on behalf of another party.

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18.2       Notices. Any notice, payment or other communication required or permitted to be given or served pursuant to this Agreement shall be in writing and shall be delivered personally or forwarded by registered mail to the party concerned addressed as follows:

If to Clairnet Limited

ClairNET Co., Ltd.

Gem Tech Center, Suite B1103

No. 9 The Third Street of Shangdi,

Beijing, China 100085

If to Wiki Families, Inc.

David Price

Legal Counsel

Wikifamilies Inc

13520 Oriental St.

Rockville, MD 20853, USA

or to any other address as may from time to time be notified in writing by any of the parties. Any notice, payment or other communication shall be deemed to have been given on the day delivered, if delivered by hand, and within four business days following the date of posting, if mailed; provided that if there shall be at the time or within four business days of mailing a mail strike, slow-down or other labour dispute that might affect delivery by mail, then the notice, payment or other communication shall be effective only when actually delivered.

18.3       Assignment. This Agreement may not be assigned or otherwise transferred by any of the parties, in whole or in part, without the prior written consent of the other parties.

18.4       Entire Agreement, Amendment and Waiver. This Agreement, including attachments, constitutes the entire, complete, and final understanding and agreement among the parties and supersedes any prior oral or written agreements between the parties. Any modification or amendment to this Agreement shall be agreed to in writing by all parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

18.5       Governing Law. This Agreement shall be governed by and interpreted under the laws of Nevada.

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18.6       Headings. The headings of the sections and sub-sections of this Agreement have been inserted for reference only and do not define, limit, alter or enlarge the meaning of any provision of this Agreement.

18.7       Severability. Should any provisions of this Agreement be found to be unenforceable, the remainder shall still be in effect.

18.8       Dispute Resolution. Any dispute which may arise under, out of, in connection with or in relation to this Agreement shall be submitted to mediation and, if mediation is not successful in settling such a dispute, then to and finally settled by arbitration under Ontario law. Mediation and, if necessary, arbitration, shall be conducted in Toronto, Ontario.

18.9       Counterparts and Execution by Facsimile. This Agreement may be executed in any number of counterparts with the same effect as if all parties had all executed the same document and all counterparts shall be construed together and shall constitute one and the same agreement. This Agreement may also be executed by way of facsimile transmission.

THE PARTIES INTENDING TO BE LEGALLY BOUND have executed this Agreement as of the date first written above.

CLAIRNET LIMITED

By:   /s/ John Karlsson

Name:     John Karlsson

Title:     President

WIKI FAMILIES, INC.

By:   /s/ Malcolm Hutchinson

Name:     Malcolm Hutchinson

Title:      President & CEO

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